Exhibit 99.1


    Group 1 Automotive Reports Record Results for Third Quarter and Nine Months of 2003; 2003 Guidance Tightened; 2004 Guidance Initiated

    HOUSTON--(BUSINESS WIRE)--Oct. 30, 2003--Group 1 Automotive, Inc. (NYSE:GPI), a Fortune 500 specialty retailer, today reported record third-quarter net income of $21.7 million on record revenues of $1.2 billion for the three months ended Sept. 30, 2003. Diluted earnings per share increased 9.5 percent to $0.92 for the quarter.
    "Reducing new vehicle inventory was a focus during the quarter," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "We brought our new vehicle inventory down from 83 days supply at June 30 to 62 days supply at the end of the third quarter, in line with our target, while delivering growth in earnings and an improved operating margin. This quarter's performance keeps us on track to achieve a sixth consecutive year of earnings growth."

    Third-Quarter Highlights:

    --  Diluted EPS increased 9.5 percent to $0.92

    --  Revenues increased 3.1 percent to $1.2 billion

    --  Parts & service revenues increased 12.5 percent

    --  Gross margin expanded to 15.7 percent vs. 15.0 percent


               Summary Results of Operations (Unaudited)
                (In millions, except per share amounts)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                               --------- --------- --------- ---------
 Revenues                      $1,239.5  $1,202.6  $3,417.2  $3,181.8
 Gross Profit                    $194.4    $180.5    $548.1    $492.8
 Income from Operations           $42.9     $40.1    $114.6    $109.1
 Net Income                       $21.7     $20.1     $56.5     $54.8
 Diluted Earnings per Share       $0.92     $0.84     $2.42     $2.26

    Results for the Third Quarter

    During the third quarter, revenues grew 3.1 percent to $1.24 billion from $1.20 billion during the same period last year. As the overall automobile market declined, same store revenues fell 4.7 percent, compared with a 4.1 percent increase in the third quarter of 2002. Revenues contributed by dealerships acquired by the company during 2002 and 2003 offset this decline.
    Hollingsworth noted that from a brand standpoint Lexus, Infiniti and Honda were among the strongest performers. "We had outstanding performances from our Los Angeles, Boston and Austin platforms," he added.
    New vehicle retail revenues expanded 4.5 percent, on a unit sales increase of 1.7 percent. Used vehicle retail revenues declined 9.5 percent, with retail unit sales 9.2 percent lower. Parts and service and finance and insurance revenues grew 12.5 percent and 8.9 percent, respectively.
    Gross margin for the quarter increased to 15.7 percent compared with 15.0 percent during the year-ago period, as the company benefited from rapid growth in its higher-margin parts and service, and finance and insurance businesses, as well as a $0.4 million decrease in the new vehicle valuation reserve resulting from a reduction in new vehicle days supply. Income from operations was $42.9 million versus $40.1 million, a 7.1 percent increase. Operating margin was 3.5 percent compared with 3.3 percent during the year-ago period.
    Net income increased 7.7 percent to $21.7 million from $20.1 million, and diluted average shares outstanding decreased 1.7 percent to 23.6 million. Diluted earnings per share grew 9.5 percent to $0.92 from $0.84 a year ago.

    Solid Performance for Nine Months

    For the first nine months of 2003, revenues reached $3.4 billion, a 7.4 percent increase from $3.2 billion for the same period last year. Same store revenues fell 5.9 percent, compared with a 1.0 percent increase in the first nine months of 2002.
    New vehicle revenues grew 8.0 percent on a 5.4 percent increase in unit sales. Used vehicle retail revenues fell 2.4 percent on a retail unit sales decrease of 3.1 percent. Parts and service and finance and insurance revenues grew 18.2 percent and 14.6 percent, respectively. Diluted earnings per share increased 7.1 percent to $2.42 on net income of $56.5 million, compared with $2.26 per diluted share on net income of $54.8 million, for the first nine months of 2002.
    Year-to-date gross margin increased to 16.0 percent compared with
15.5 percent in the 2002 period. The shift in merchandising mix that impacted gross margin in the third quarter had a similar effect on the nine-month period. Income from operations rose 5.1 percent to $114.6 million from $109.1 million, and the operating margin remained stable at 3.4 percent.

    Recent Developments

    During the third quarter, Group 1 acquired Dodge, Lincoln-Mercury and Mitsubishi dealerships in the New Orleans area. The dealerships will operate as part of the Bohn Automotive Group platform and are expected to add approximately $110.0 million in aggregate annual revenues. Year to date, the company has acquired seven franchises with estimated annual revenues of $241.2 million. "While we may close additional tuck-in acquisitions this year, most of the transactions that are currently in process will not close before 2004," said Hollingsworth. "With 22,000 dealerships in the United States, there are ample acquisition opportunities that meet our criteria," he added.
    Additionally, Group 1 expanded its brand diversity with Toyota's launch of Scion. The Scion brand operates under the Toyota Motor Sales marquee and is focused on trend-setting youthful buyers. Scion began its initial rollout in California in 2003 and is expected to expand geographically during 2004. Group 1 anticipates selling Scion in all nine Toyota franchises currently operated.

    Management's Outlook

    Group 1 expects a solid vehicle market for the balance of 2003 and for 2004. Based on recent financial performance and including the dilutive impact of the recently completed debt offering, the company expects diluted earnings per share for FY2003 of $3.05 to $3.15. Additionally, excluding future acquisitions, the company expects diluted earnings per share of $3.10 to $3.30 for FY2004. If Group 1 redeems its 10 7/8% bonds in March 2004, as expected, it will incur a one-time after-tax charge of approximately $4.1 million or $0.17 per diluted share. Management's 2004 earnings guidance does not include this one-time expense.
    The company continues to seek additional strategic tuck-in acquisitions to augment its current markets, as well as platform acquisitions to enter new markets. With the carryover from 2003, the company is now targeting to add dealerships with aggregate annual revenues of approximately $1 billion in 2004.
    Hollingsworth stated, "Group 1's stable cash flow from operations, combined with one of the strongest balance sheets in the industry, allows us to take advantage of opportunities to make investments that enhance shareholder value."

    Third-Quarter Conference Call

    Group 1 will hold a conference call to discuss the third-quarter results at 11 a.m. EST on Thursday, Oct. 30, 2003. The call can be accessed live and will be available for replay over the Internet at www.vcall.com, or through Group 1's website, www.group1auto.com, for 30 days. In addition, an updated slide presentation will be available on Group 1's website.

    About Group 1 Automotive, Inc.

    Group 1 currently owns 74 automotive dealerships comprised of 116 franchises, 30 brands, and 27 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.
    Group 1 Automotive can be reached on the Internet at www.group1auto.com
    This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

    --  earnings per share for the years ending 2003 and 2004

    --  the completion of future acquisitions

    --  operating cash flows and availability of capital

    --  future stock repurchases

    -- changes in sales volumes in the new and used vehicle and parts and service markets

    -- business trends, including incentives, new vehicle sales, product cycles and interest rates

    --  addition of new brands

    --  dealership operating performance

    --  the redemption of bonds
    Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

    -- the future economic environment, including consumer confidence, interest rates, the level of manufacturer incentives and the availability of consumer credit may affect the demand for new and used vehicles and parts and service sales

    -- the effect of adverse international developments such as war, terrorism, political conflicts or other hostilities

    -- regulatory environment, adverse legislation, or unexpected litigation

    -- our principal automobile manufacturers, especially Ford, Toyota/Lexus, GM and DaimlerChrysler, may not continue to produce or make available to us vehicles that are in high demand by our customers

    -- requirements imposed on us by our manufacturers may affect our acquisitions and capital expenditures related to our dealership facilities

    -- our dealership operations may not perform at expected levels or achieve expected improvements

    -- we may not achieve expected future cost savings and our future costs could be higher than we expected

    -- available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares

    --  our cost of financing could increase significantly

    -- new accounting standards could materially impact our reported earnings per share

    -- we may not complete additional acquisitions or the pace of acquisitions may change

    --  we may not be able to adjust our cost structure

    --  we may lose key personnel

    -- competition in our industry may impact our operations or our ability to complete acquisitions

    -- we may not achieve expected sales volumes from the franchises granted to us

    --  insurance costs could increase significantly

    -- we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost or in the volume we expect

    This information and additional factors that could affect our operating results and performance are described in our Form 10-K, set forth under the headings "Business-Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We urge you to carefully consider those factors.
    All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

    FINANCIAL TABLES TO FOLLOW


                       Group 1 Automotive, Inc.
                       Statements of Operations
                              (Unaudited)
           (Dollars in thousands, except per share amounts)

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                       ----------------------- -----------------------
                           2003        2002        2003        2002
                       ----------- ----------- ----------- -----------
REVENUES:
New vehicle retail
 sales                   $772,632    $739,193  $2,059,840  $1,907,248
Used vehicle retail
 sales                    230,978     255,228     687,132     703,869
Used vehicle wholesale
 sales                     69,102      58,574     195,551     165,673
Parts & service sales     121,792     108,295     349,184     295,497
Retail finance fees        17,111      16,577      48,474      44,349
Vehicle service
 contract fees             17,170      14,201      47,804      38,016
Other F&I revenues,
 net                       10,705      10,520      29,176      27,114
                       ----------- ----------- ----------- -----------
       Total revenues   1,239,490   1,202,588   3,417,161   3,181,766

COST OF SALES:
New vehicle retail
 sales                    716,014     686,312   1,909,026   1,764,269
Used vehicle retail
 sales                    203,428     227,120     603,268     623,637
Used vehicle wholesale
 sales                     71,373      60,797     201,832     170,618
Parts & service sales      54,228      47,851     154,924     130,462
                       ----------- ----------- ----------- -----------
       Total cost of
        sales           1,045,043   1,022,080   2,869,050   2,688,986

Gross Profit              194,447     180,508     548,111     492,780

SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES                 147,913     137,137     422,930     374,787

DEPRECIATION AND
 AMORTIZATION EXPENSE       3,623       3,299      10,564       8,920
                       ----------- ----------- ----------- -----------

Income from operations     42,911      40,072     114,617     109,073

OTHER EXPENSE:
Floorplan interest
 expense                   (4,811)     (5,082)    (16,493)    (13,814)
Other interest
 expense, net              (3,915)     (2,424)     (8,618)     (7,615)
Other expense, net            (18)        (80)       (107)       (190)
                       ----------- ----------- ----------- -----------

INCOME BEFORE INCOME
 TAXES                     34,167      32,486      89,399      87,454

PROVISION FOR INCOME
 TAXES                     12,473      12,345      32,909      32,683
                       ----------- ----------- ----------- -----------

NET INCOME                $21,694     $20,141     $56,490     $54,771
                       =========== =========== =========== ===========

Basic earnings per
 share                      $0.96       $0.88       $2.51       $2.38

Diluted earnings per
 share                      $0.92       $0.84       $2.42       $2.26

Weighted average
 shares outstanding:
       Basic           22,642,168  23,018,226  22,499,158  23,013,492
       Diluted         23,611,631  24,026,015  23,299,130  24,222,717

OTHER DATA:
Gross margin                 15.7%       15.0%       16.0%       15.5%
Operating margin              3.5%        3.3%        3.4%        3.4%
Pretax income margin          2.8%        2.7%        2.6%        2.7%
Same store revenues         (4.7)%        4.1%      (5.9)%        1.0%
Manufacturer floorplan
 assistance                $7,639      $7,736     $20,452     $20,382

Retail new vehicles
 sold                      28,477      27,994      76,117      72,249
Retail used vehicles
 sold                      16,521      18,194      49,000      50,574
                       ----------- ----------- ----------- -----------
       Total retail
        sales              44,998      46,188     125,117     122,823

                       Group 1 Automotive, Inc.
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)

                                                September    December
                                                   30,         31,
                                                  2003         2002
                                               ----------- -----------
                                               (unaudited)  (audited)
ASSETS:
Current assets:
  Cash                                            $27,498     $24,333
  Contracts in transit and vehicle receivables    136,281     178,623
  Inventories                                     602,099     622,205
  Other assets                                     87,337      77,877
                                               ----------- -----------
  Total current assets                            853,215     903,038
                                               ----------- -----------

Property and equipment                            124,887     116,270
Intangible assets                                 378,307     368,786
Investments and deferred costs from insurance
 and vehicle service contract sales                32,763      32,637
Other assets                                        8,402       3,034
                                               ----------- -----------
  Total assets                                 $1,397,574  $1,423,765
                                               =========== ===========


LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Floorplan notes payable                        $388,635    $652,538
  Other interest-bearing liabilities                1,002         997
  Accounts payable and accrued expenses           183,221     155,748
                                               ----------- -----------
  Total current liabilities                       572,858     809,283
                                               ----------- -----------

Debt                                              234,862      83,222
Other liabilities                                  43,307      38,656
                                               ----------- -----------
  Total liabilities before deferred revenues      851,027     931,161
                                               ----------- -----------

Deferred revenues                                  40,691      49,187
Stockholders' equity                              505,856     443,417
                                               ----------- -----------
  Total liabilities and stockholders' equity   $1,397,574  $1,423,765
                                               =========== ===========

OTHER DATA:

Working capital                                  $280,357     $93,755

Current ratio                                        1.49        1.12

Long-term debt to capitalization                       32%         16%

Last 12 months return on average equity                15%         16%

    CONTACT: AT GROUP 1:
             B.B. Hollingsworth, Jr., 713-647-5700
             or
             Scott L. Thompson, 713-647-5700
             or
             Kim Paper, 713-647-5700
             or
             AT Fleishman-Hillard:
             Russell A. Johnson, 713-513-9515